Exhibit 4.4

SELECTQUOTE, INC.

6800 West 115th Street, Suite 2511

Overland Park, Kansas 66211

May 14, 2020

Quantum Partners LP

250 West 55th Street

New York, New York 10019

Re:	Investor Rights Letter

Ladies and Gentlemen:

This letter agreement will confirm our understanding that pursuant to and effective as of the purchase of 100,000 shares (the “Shares”) of Series E Convertible Preferred Stock of SelectQuote, Inc. (the “Company”) by Quantum Partners LP, a Cayman Islands exempted limited partnership, (the “Investor”) pursuant to the Series E Convertible Preferred Stock Subscription Agreement dated April 17, 2020 between the Company and the Investor (as amended, restated, or otherwise modified from time to time, the “Subscription Agreement”), the Investor shall be entitled to certain rights and subject to certain obligations, as set out in, and subject to the terms of, this letter agreement. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Certificate of Designation for the Series E Convertible Preferred Stock (the “Certificate of Designation”).

1. Information Rights; Inspection Rights. The provisions in this Section 1 shall continue for so long as (x) the Company is not subject to the periodic reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended, and (y) the Investor owns any Shares.

(a) The Company shall deliver or make available to the Investor:

(1) within one hundred twenty (120) days after the end of each fiscal year of the Company, (x) a balance sheet as of the end of such year, (y) statements of income and cash flows for such year, and (z) a statement of stockholders’ equity as of the end of such year, each of which shall be audited by auditors of reputable national standing unless otherwise determined by the Company’s board of directors (the “Board”);

(2) within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (x) be subject to normal year-end audit adjustments and (y) not contain all notes thereto that may be required in accordance with GAAP);

(3) reasonably promptly following the Investor’s request, the capitalization table of the Company, showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto (in each case to the extent determinable), and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in reasonable detail; and

(4) reasonably promptly following the Investor’s request, such other information relating to the financial condition, business prospects, or corporate affairs of the Company reasonably requested by the Investor (including such information reasonably required for the Investor to value its Shares) and reasonably available to the Company; provided, however, that the Company shall not be obligated under this Section 1(a)(4) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or that is subject to the terms of a confidentiality agreement with a third party or (ii) the disclosure of which would contravene applicable law or adversely affect the attorney-client privilege between the Company and its counsel.

provided, however, that the foregoing information in this Section 1(a) shall be deemed to have been delivered to the Investor if it shall have been filed with, and publicly available through, the U.S. Securities and Exchange Commission (“SEC”).

Notwithstanding anything else in this Section 1 to the contrary, the Company may cease providing the information set forth in this Section 1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement for its securities if it reasonably concludes it must do so to comply with SEC rules applicable to such registration statement; provided that the Company’s covenants under this Section 1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(b) Upon the request of a holder of not less than 25,000 of shares of Series E Convertible Preferred Stock, the Company shall, and cause its subsidiaries (together with the Company, the “Company Group”), to, on up to one (1) occasion in the aggregate during any calendar year in which all holders of not less than 25,000 shares of Series E Convertible Preferred Stock are invited to participate, permit such holders, at such holders’ sole cost and expense, to visit and inspect the Company Group’s properties, to examine the books of accounts and records and to discuss the Company Group’s affairs, finances, and accounts with its officers, during normal business hours of the Company, at such time within forty-five (45) days of such request as is reasonably determined by the Company in consultation with such holders of the Shares, including the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 1(b) to provide access to any information (i) that it reasonably and in good faith considers to be a trade secret or that is subject to the terms of a confidentiality agreement with a third party or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

2. Limitations on Transfer. Until immediately prior to the consummation of a Qualifying IPO, the Investor shall not directly or indirectly sell, convey, dispose of or transfer, without the Company’s prior written consent (such consent not to be unreasonably withheld with respect to any proposed sale, conveyance, disposition or transfer to a transferee who is neither a competitor of the Company nor an individual or institutional investor that is or holds itself out as an activist investor), either in a single transaction or in a series of transactions, any Shares or any right or interest therein then owned by the Investor except (1) to a Permitted Transferee (a “Permitted Transfer”), (2) pursuant to and in accordance with the terms of a Deemed Liquidation Event, (3) pursuant to a Mandatory Redemption, or (4) pursuant to an Optional Redemption. The term “Permitted Transferee” means (i) any person or entity set forth on Schedule I, any family members of a natural person set forth on Schedule I, or any affiliate of the foregoing, (ii) any person or entity that is managed by a person or entity referred to in clause (i), or (iii) any person or entity that is a not-for-profit entity established by a natural person set forth on Schedule I or any family member of a natural person set forth on Schedule I. Prior to each such Permitted Transfer, (x) the Investor shall provide at least five (5) business days’ advance notice to the Company, (y) such Permitted Transferee shall agree in writing to be bound by the obligations imposed upon the Investor under this letter agreement, as if such Permitted Transferee were originally a signatory to this letter agreement in the capacity of the Investor and (z) such Permitted Transferee shall duly execute a lock-up agreement in the form of Exhibit A in favor of the managing underwriters in a Qualifying IPO. In the event that prior to a Qualifying IPO, the Investor proposes to directly or indirectly sell, convey, dispose of or transfer any portion of its Shares or any right or interest therein, whether voluntarily or involuntarily, other than pursuant to a Permitted Transfer, then, prior to any proposed sale, conveyance, disposition, or transfer, the Investor shall submit a written request to the Company (the “Transfer Request”) of its desire to effect such transaction. The Transfer Request shall include (a) the Investor’s bona fide intention to offer such Shares or any right or interest therein, (b) the number of Shares or any right or interest therein proposed to be sold by the Investor, (c) the principal terms of such proposed sale, conveyance, disposition, or transfer, including the cash or other property or consideration to be received upon such proposed transaction for each Share or any right or interest therein, (d) a joinder to this letter agreement, in a form reasonably satisfactory to the Company, executed by the proposed transferee, wherein such proposed transferee agrees to be bound to the same extent as the Investor under this Section 2 and Section 4 hereof and (e) a lock-up agreement in the form of Exhibit A in favor of the managing underwriters in a Qualifying IPO duly executed by such proposed transferee; provided that any such transaction effectuated without the Company’s prior written consent in accordance with this Section 2 shall be null and void ab initio, and of no force or effect.

3. Preemptive Rights. Subject to the terms and conditions specified in this Section 3 and applicable securities laws, the Company hereby grants to the Investor a preemptive right with respect to future sales by the Company of any shares of its capital stock, or other securities, that are convertible into or exercisable for any capital stock of the Company (collectively, “Company Securities”). The Investor shall have the right to assign the preemptive rights hereby granted to it, in whole or in part, to any of its affiliates that has agreed in writing to be bound by the obligations imposed upon the Investor in this letter agreement, as if such affiliate were originally a signatory to this letter agreement in the capacity of the Investor. Each time the Company proposes to issue or sell any Company Securities (a “Company Offering”), the Company shall permit the Investor to exercise its preemptive rights in accordance with the following provisions:

(a) The Company shall deliver written notice (the “Sale Notice”) to the Investor stating (i) the class, series and number of Company Securities proposed to be sold by the Company, (ii) the proposed price and terms upon which it is selling such Company Securities and (iii) the Company’s determination of the number of shares of Company Securities which may be purchased by the Investor if it chooses to exercise its rights under this Section 3.

(b) Within fifteen (15) days after receipt of the Sale Notice, the Investor may, by giving notice thereof to the Company (a “Preemptive Notice”), elect to purchase, at the price paid by the purchaser in the Company Offering and on the terms of such Company Offering, up to the Investor’s Proportional Number (as defined below) of shares of the Company Securities being issued or sold in such Company Offering. As used herein, the term “Proportional Number” means that number of the Company Securities being issued or sold by the Company in the Company Offering multiplied by a fraction, the numerator of which is a number of shares of Common Stock into which the Shares then held by the Investor would be converted pursuant to Section 5.1(a) of the Certificate of Designation (provided that for such purpose the “price per share of Common Stock offered to the public in the Qualifying IPO” referred to in Section 5.2 of the Certificate of Designation shall be deemed to be the fully-diluted value (assuming full conversion and/or exercise of Convertible Securities (including the conversion of all the Series E Convertible Preferred Stock)) of a share of Common Stock based on the equity value of the Company determined based on the price of the Company Securities to be paid by the purchaser in the Company Offering (or, if the Company Securities offered in the Company Offering are not convertible into Common Stock, as such equity value is determined in good faith by the Company), and the denominator of which is the total number of shares of Common Stock (as defined below) then outstanding (assuming full conversion and/or exercise of Convertible Securities (including the conversion of all of the Series E Convertible Preferred Stock)).

(c) The closing of the purchases of any shares of Company Securities with respect to which the Investor timely has given a Preemptive Notice shall be held electronically on the thirtieth (30th) day after the giving by the Company of the Sale Notice contemplated by Section 3(a), or at such other time and place as the parties to the transaction may agree. At such closing, the Company shall deliver certificates (or evidence of book-entry notations) representing the Company Securities to be sold to the Investor that has given a Preemptive Notice upon delivery by the Investor of the purchase price in full in immediately available funds for the Company Securities purchased by it pursuant to this Section 3. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate to effectuate the transaction.

(d) Notwithstanding anything to the contrary contained herein, the preemptive rights contained in this Section 3 shall not be applicable to (i) the issuance by the Company of Options or Convertible Securities to the Company’s employees, directors or unaffiliated consultants (or to the exercise of such Options) pursuant to option plans adopted by the Board; (ii) the issuance of Common Stock pursuant to the conversion or exercise of existing Options or Convertible Securities, (iii) Exempted Securities (as defined in the Certificate of Designation (as amended through the date of this letter agreement) for the Series D Convertible Preferred Stock), (iv) the issuance of securities pursuant to a Qualifying IPO and (v) the issuance of any securities by the Company in connection with any merger, consolidation, share exchange or any other Deemed Liquidation Event. “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire the common stock of the Company, par value $0.01 per share (the “Common Stock”) or Convertible Securities. “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

4. Drag-Along; Tag-Along.

(a) If (i) (A) the holders of at least a majority of the shares of Capital Stock held by the Major Series D Investors (as defined in the Amended and Restated Series D Investors’ Rights and Stockholders Agreement, dated November 4, 2019, by and among the Corporation, the Ampex Retirement Master Trust and certain affiliates of Brookside Equity Partners LLC (without giving effect to any amendment thereto after the date hereof that is not consented to by the Investor, the “Series D Investors’ Rights and Stockholders Agreement”)) and (B) the Board approve a Sale of the Company (as defined in the Series D Investors’ Rights and Stockholders Agreement) in writing, specifying that the drag-along rights pursuant to Section 4.2 of the Series D Investors’ Rights and Stockholders Agreement (the “Section 4.2 Drag-Along Provision”) shall apply to such transaction, and (ii) as a result of such Sale of the Company the Investor becomes entitled (whether by redemption or conversion of the Investor’s Shares) to receive, with respect to its Shares or any Common Stock received with respect to such Shares upon the conversion thereof, an amount in cash that is no less than the Redemption Price, then the Investor hereby agrees that (x) the Investor will be bound by and subject to the obligations and limitations of, and shall comply with, the Section 4.2 Drag-Along Provision as if it were a “Stockholder” (as defined in the Series D Investors’ Rights and Stockholders Agreement) thereunder (for the avoidance of doubt, such capacity to give effect to any provision in the Series D Investors’ Rights Stockholder Agreement (including Section 4.2(c) therein) that would allow a “Stockholder” to not comply with the drag-along obligations and limitations of the Section 4.2 Drag-Along Provision) and (y) the Major Series D Investors are intended third party beneficiaries of this provision, Section 6, Section 10, Section 12, Section 13 and Section 14, and the Investor hereby agrees that the Major Series D Investors can specifically enforce such provisions (and the obligations of “Stockholders” under the Section 4.2 Drag-Along Provision) against the Investor, as if the Investor were a party to the Series D Investors’ Rights and Stockholders Agreement in the capacity of a “Stockholder.”

(b) In the event that any Series D Investor (as defined in the Series D Investors’ Rights and Stockholders Agreement) affiliated with Brookside Equity Partners LLC (together with its successors)) (each a “Transferring Stockholder”) desires to transfer any portion of its shares of Series D Convertible Preferred Stock (a “Series D Transfer”) to a prospective third party transferee (excluding, for the avoidance of doubt, transfers to any Permitted Series D Transferee (as defined below)), then, at least twenty (20) days prior to the contemplated Series D Transfer, such Transferring Stockholder shall deliver a written notice to the Investor (a “Tag Notice”) setting forth (i) the Transferring Stockholder’s bona fide intention to offer such shares of Series D Convertible Preferred Stock, (ii) the number of shares of Series D Convertible Preferred Stock to be sold by the Transferring Stockholder (the “Sale Shares”), (iii) the principal terms of such Series D Transfer, including the cash or other property or consideration to be received upon such Series D Transfer for each Sale Share (the “Offer Price”), (iv) the date or proposed date of such Series D Transfer and (v) the name and address of the proposed third party transferee. Upon receipt of such Tag Notice, the Investor shall have the right (by written notice to the Company and such Transferring Stockholder to be sent within ten (10) days after the Investor receives such Tag Notice) (such written notice by the Investor, the “Election Notice” and such period, the “Election Period”) to require such Transferring Stockholder to cause the proposed third party transferee to purchase from the Investor up to the number of shares of Series E Convertible Preferred Stock then held by the Investor that equals the product of (i) the number of Sale Shares that such Transferring Stockholder proposes to transfer, multiplied by (ii) the Series E Equivalent Ratio (as defined below), multiplied by (iii) the percentage determined by dividing (A) the number of shares of Common Stock into which the shares of Series E Convertible Preferred Stock then held by the Investor would be converted pursuant to Section 5.1(a) of the Certificate of Designation (provided that for such purpose the “price per share of Common Stock offering to the public in the Qualifying IPO” referred to in Section 5.2 of the Certificate of Designation shall be deemed to be the fully diluted value (assuming full conversion and/or exercise of Convertible Securities (including the conversion of the Series E Convertible Preferred Stock)) of a share of Common Stock based on the equity value of the Company determined based on the Offer Price by (B) the total number of shares of Common Stock then outstanding (assuming full conversion and/or exercise of Convertible Securities (including the conversion of all of the Series E Convertible Preferred Stock)). The purchase of any Shares held by the Investor pursuant to this Section 4(b) shall be consummated on the same terms applicable to the Transferring Stockholder’s transfer of the Sale Shares (except as reasonably required to reflect the transfer of shares of Series E Convertible Preferred Stock rather than Series D Convertible Preferred Stock) and shall be memorialized in, and governed by, a written purchase and sale agreement approved by the Transferring Stockholder, which shall provide that the aggregate consideration payable to the Investor and such Transferring Stockholder shall be allocated based on the number of shares of Capital Stock being sold pursuant to the Series D Transfer (determined on an as converted to Common Stock basis, in the case of shares of Series D Convertible Preferred Stock based on the applicable conversion ratio and in the case of shares of Series E Convertible Preferred Stock in the manner consistent with this Section 4(b)). No Transferring Stockholder may sell any Sale Shares to such proposed transferee without again complying with this Section 4(b), (x) if any proposed transferee refuses to purchase Series E Convertible Preferred Stock subject to the foregoing participation rights from the Investor, unless and until, simultaneously with such sale, such Transferring Stockholder purchases the shares of Series E Convertible Preferred Stock that the Transferring Stockholder would otherwise have been required to cause the third party transferee to purchase from the Investor pursuant to this Section 4(b), on the same terms and conditions as set forth in the applicable Tag Notice and at a price determined pursuant to this Section 4(b) or (y) if the Series D Transfer to which the Investor failed to timely deliver an Election Notice is not on the same terms and conditions as set forth in the applicable Tag Notice or is not consummated within sixty (60) days following the expiration of the Election Period. The Transferring Stockholder shall require that any third party transferee that purchases shares of Series E Convertible Preferred Stock in connection with a Series D Transfer pursuant to the terms of this Section 4(b) enter into a joinder to this letter agreement and a lock-up agreement in the form of Exhibit A with respect to any shares of Series E Convertible Preferred Stock in accordance with clauses (d) and (e) of the last sentence of Section 2. The “Series E Equivalent Ratio” shall mean the quotient of (x) the number of shares of Common Stock into which one share of Series D Convertible Preferred Stock is convertible based on the then-current Series D Conversion Price (as such term is defined in the Certificate of Designation of the Series D Convertible Preferred Stock), divided by (y) the number of shares of Common Stock into which one share of Series E Convertible Preferred Stock is deemed to be convertible pursuant to this Section 4(b). “Permitted Series D Transferee” means (x) any affiliate of any Series D Investor and (y) any member or limited partner of any Series D Investor as of the date of this Agreement. In connection with any transfer of Series D Convertible Preferred Stock by a

Transferring Stockholder to a Permitted Series D Transferee, such Permitted Series D Transferee shall execute a joinder to this letter agreement in which it agrees to be bound to the same extent as the Transferring Stockholder from which such Permitted Series D Transferee acquired its shares of Series D Convertible Preferred Stock. As of the date of this letter agreement, the only Series D Investors affiliated with Brookside Equity Partners LLC are BEP III Co-Invest LLC, BEP III LLC, and SQ Co-investors LLC.

5. Exempted Transfers of Common Stock. The Company agrees to use its reasonable best efforts to ensure that, to the extent permitted by (in the opinion of counsel to the Company), and in accordance with, applicable securities laws, the Investor may transfer shares of Common Stock held by the Investor pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or another similar rule or regulation under the Securities Act that provides an exemption from registration for transfers of securities. Without limiting the generality of the foregoing, following the expiration of any applicable holding period required by the Securities Act or when restrictive legends are otherwise no longer required pursuant to applicable securities laws (in the opinion of counsel to the Company), the Company shall use its commercially reasonable efforts to (i) instruct the Company’s transfer agent to deliver any such shares of Common Stock held by the Investor without any restrictive legend and (ii) cooperate with any of the Investor’s reasonable requests related to the transfer of such shares of Common Stock held by the Investor. For the avoidance of doubt, the Investor shall not be required to deliver any legal opinions to the Company in connection with any such transfer. In the event that the Investor, its Permitted Transferees, or the Company would be required to file any notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as a result of any conversion of Series E Convertible Preferred Stock into Common Stock, the Investor and the Company shall use commercially reasonable efforts to make all such required filings and reasonably cooperate to assist the other party with any such required filings.

6. Termination. The rights and obligations of the Investor in connection with Section 1, Section 2, Section 3 and Section 4 of this letter agreement shall terminate and be of no further force or effect upon the earliest to occur of: (a) immediately before the consummation of a Qualifying IPO or (b) a Deemed Liquidation Event.

7. Confidentiality. The Investor agrees to keep confidential and not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this letter agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7 by the Investor), (b) is or has been independently developed by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party, that to the actual knowledge of the Investor, is not a breach of any obligation of confidentiality such third party owed to the Company; provided, however, that the Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any affiliate, partner, member, stockholder, or wholly owned subsidiary of the Investor in the ordinary course of business, provided that the Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information or (iii) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. The Investor shall be responsible for any action by a person to whom the Investor discloses confidential information pursuant to clauses (i) or (ii) of the foregoing sentence that if taken by the Investor, would be a breach of this Section 7. Notwithstanding anything to the contrary set forth herein, the Investor may identify its investment in the Company and the value of the Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or bona fide internal policies and respond to routine examinations, demands, requests or reporting requirements of a regulatory authority having jurisdiction over the Investor not specifically targeting the Company or such confidential information, without prior notice to or consent from the Company. The confidentiality obligations referenced herein will survive the termination of any rights in this letter agreement.

8. Use of Investor Names; Most Favored Nation.

(a) Neither of the Company or any other member of the Company Group shall identify, or permit any of its employees, agents, representatives or affiliates to identify, the Investor (whether in connection with the Company or in the capacity as an Investor in the Company) in any written or oral public communications or issue any press release or other disclosure of the Investor’s name or the name of the Investor’s eligible Permitted Transferees, or any derivative of any of the foregoing names (collectively, the “Investor Names”), in each case except (i) as authorized in writing by the Investor in each such instance or (ii) as required by law (including the filing of this letter agreement with the U.S. Securities and Exchange Commission), legal process, financial reporting requirements or regulatory request; provided, that such disclosing Company or other member of the Company Group as soon as practicable notified the Investor of such requirement, except where prohibited by law, legal process or regulatory requirement, so that the Investor (or its affiliates) may seek a protective order or other appropriate remedy protecting such information prior to such disclosure; provided, further, that the foregoing shall not apply following such time, if any, that Investor or any of its affiliates or entities bearing the Investor Names name publicly discloses that it is an investor in the Company. Notwithstanding the foregoing, the Company may make disclosures to an auditor, or other governmental, regulatory or self-regulatory authority pursuant to any routine investigation, inspection, examination or inquiry without providing the Investor with any notification thereof, unless the Investor is the subject of any such investigation, inspection, examination or inquiry.

(b) The Company agrees that should the Company or any of its subsidiaries enter into any side letter or similar agreement with a person or entity in connection with such person or entity investing in Series E Convertible Preferred Stock or, for a period of twelve (12) months following the date of this letter agreement, investing in the aggregate not more than the amount paid by Investor in consideration for the acquisition of the Shares pursuant to the Subscription Agreement in any other Company Securities (such person or entity, a “New Investor” and such investment, a “New Issuance”), and such New Investor receives in connection with such New Investor’s acquisition of Series E Convertible Preferred Stock or other applicable Company Securities any rights that are more favorable in any respect than the rights and benefits established in favor of the Investor or such New Investor is subjected to any restrictions that are less restrictive than those imposed upon the Investor (the “Additional Rights and Restrictions”), then, in each case, (i) the Company shall provide a prompt written notice of such New Issuance and any relevant rights or restrictions to the Investor, and (ii) the Investors’ rights under this letter agreement or under the Transaction Documents (as defined in the Subscription Agreement shall automatically, and without any further action by the Investor or the Company, be amended such that, in addition to the rights granted hereunder or under the Transaction Documents, the Investor shall receive the same Additional Rights and Restrictions accorded to the New Investor in such New Issuance; provided that within thirty (30) days of receipt of such a written notice from the Company, the Investor may, in its sole discretion, elect not to accept any of the Additional Rights and Restrictions. As of the date of this letter agreement, there are no side letters or similar agreements providing any person or entity any rights or benefits (including restrictions that are less restrictive) with respect to Series E Convertible Preferred Stock of the Company that are more favorable than those provided to the Investor.

9. Counterparts. This letter agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10. Assignability. Neither the Company nor the Investor may assign this letter agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Investor or the Company, as applicable. In addition, (a) the Investor may not assign its obligations pursuant to Section 4(a) without the prior written consent of the Major Series D Investors, (b) the Investor may not assign its rights, interests or obligations pursuant to Section 4(b) without the prior written consent of the Transferring Stockholders and (c) the Transferring Stockholders may not assign their obligations pursuant to Section 4(b) (other than to a Permitted Series D Transferee in connection with a transfer to such a Permitted Series D Transferee) without the prior written consent of the Investor. This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, and other successors and permitted assigns. Notwithstanding anything to the contrary contained in this letter agreement, this letter agreement and any of its rights, interests, and obligations hereunder may be assigned by the Investor, without approval by the Company, the Major Series D Investors, or the Transferring Stockholders, to any of its Permitted Transferees. The number of Shares held, purchased, or consideration paid, by the Investor shall be deemed to include such amounts held, purchased, or consideration paid, by its Permitted Transferee, for purposes of determining availability and exercise of rights under this letter agreement, which the Investor and its Permitted Transferees may apportion such rights among themselves in any manner they deem appropriate.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile or other electronic communication, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice: if to the Investor, to the address or email indicated on Schedule II, if to the Company, to SelectQuote, Inc., Attn: Raffaele Sadun and Daniel A. Boulware, 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211 or by email to raff.sadun@selectquote.com and al.boulware@selectquote.com and if to any of the Transferring Stockholders, to 201 Tresser Blvd., Suite 320, Stamford, Connecticut 06901 or by email to rweldon@brooksideequity.com and dhawks@brooksideequity.com.

12. Governing Law; Jurisdiction and Venue. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. Each of the parties hereto submits to the non-exclusive jurisdiction of any state or federal court sitting in the city and county of New Castle, Delaware in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of any summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 11. Nothing in this Section 12, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

13. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS LETTER AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS LETTER AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS LETTER AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14. Amendments. This letter agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Investor; provided, that (a) any amendment to Section 4(a), Section 6 (to the extent relating to rights and obligations set forth in Section 4(a)), Section 10 (to the extent relating to clause (a) of the second sentence thereof), Section 12 or Section 13 (to the extent relating to any claim, demand or cause of action relating to the rights of the Major Series D Investors), or clause (a) of this Section 14 shall also require the approval of the prior written consent of the Major Series D Investors and (b) any amendment to Section 4(b), Section 6 (to the extent relating to rights and obligations set forth in Section 4(b)), Section 10 (to the extent relating to clauses (b) or (c) of the second sentence thereof), Section 11 (to the extent relating to notice to any Transferring Stockholder), Section 12 or Section 13 (to the extent relating to any claim, demand or cause of action relating to the rights or obligations of the Transferring Stockholders), or clause (b) of this Section 14, shall also require the prior written consent of each of the Transferring Stockholders.

15. The Investor Rights Letter, dated April 17, 2020, by and between the Investor and the Company is hereby terminated and shall have no further force and effect.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

SELECTQUOTE, INC.

By:	/s/ Tim Danker
Name: Tim Danker
Title: Chief Executive Officer

[Signature Page to Investor Rights Letter]

Accepted and Agreed to as of

the date first written above:

Quantum Partners LP

By: QP GP LLC, its general partner

By:	/s/ Regan O’Neill
Name:	Regan O’Neill
Title:	Attorney-in-Fact

[Signature Page to Investor Rights Letter]

Accepted and Agreed to as of the date first written above, solely with respect to Sections 4(b), 6, 10, 11, 12, 13 and 14 hereof:

BEP III CO-INVEST LLC

By: Brookside Equity Partners LLC, its Manager

By:	/s/ Raymond F. Weldon
Name: Raymond F. Weldon
Title: Managing Director

BEP III LLC

By: Brookside Equity Partners LLC, its Manager

By:	/s/ Raymond F. Weldon
Name: Raymond F. Weldon
Title: Managing Director

SQ CO-INVESTORS LLC

By: Brookside Equity Partners LLC, its Manager

By:	/s/ Raymond F. Weldon
Name: Raymond F. Weldon
Title: Managing Director

[Signature Page to Investor Rights Letter]

Exhibit A

Form of Lock-Up Agreement

[Omitted]

A-1

Schedule I

Specified Persons

[Omitted]

I-1

Schedule II

Notice Information

[Omitted]

II-1